UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_______________________________________

Date of Report: July 20, 2017
(Date of earliest event reported)

QEP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 800
Denver, Colorado 80265
(Address of principal executive offices and zip code)

(303) 672-6900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2017, the Board of Directors (the "Board") of QEP Resources, Inc. (the "Company") appointed Mary Shafer-Malicki as a director, effective July 24, 2017. Ms. Shafer-Malicki will serve as an independent director and will stand for re-election at the 2018 Annual Meeting of Shareholders. Ms. Shafer-Malicki has been named to the Audit Committee and Governance Committee of the Board.

There are no arrangements or understandings between Ms. Shafer-Malicki and any other person pursuant to which she was selected to be a director and no related person transactions regarding Ms. Shafer-Malicki that require disclosure.

Ms. Shafer-Malicki’s compensation as a member of the Board will be consistent with the compensation of other non-employee members of the Board, which is described on page 45 of the Company’s Schedule 14A definitive proxy statement filed on March 31, 2017, except that Ms. Shafer-Malicki’s 2017 compensation will be prorated for the term of her service. Ms. Shafer-Malicki and the Company will enter into the Company’s standard director and officer indemnification agreement. The indemnification agreement requires the Company to indemnify Ms. Shafer-Malicki to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company and to advance expenses incurred as a result of any proceeding against her as to which she may be indemnified. The indemnification agreement also provides procedures for the determination of her right to receive indemnification and the advancement of expenses.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP Resources, Inc.
(Registrant)

July 21, 2017	/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and Chief Financial Officer